                                                                     EXHIBIT 4.2

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                              -----------------------

                              SHAREHOLDERS' AGREEMENT

                              -----------------------


                                  Dated as of

                                March 30, 1994


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

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                                                          Page
                                                          ----
                               ARTICLE I

CERTAIN DEFINITIONS......................................    1

                              ARTICLE II

TRANSFER OF SHARES.......................................    4

     Section 2.1.  Transfer to Related Parties...........    4
     Section 2.2.  Transfers to Others...................    5
     Section 2.3.  MCA Right of First Refusal............    5
     Section 2.4.  Individual Shareholder Right
                     of First Refusal....................    9
     Section 2.5.  Legend on Certificates................   10
     Section 2.6.  No Other Transfers; Termination
                     of Restrictions.....................   10

                              ARTICLE III

REGISTRATION OF COMMON STOCK.............................   10

     Section 3.1.  Piggyback Registration Rights.........   10
     Section 3.2.  Demand Registration Rights............   12
     Section 3.3.  Provision of Information..............   16
     Section 3.4.  New Certificates......................   16
     Section 3.5.  Indemnification.......................   17
     Section 3.6.  Standby...............................   20
     Section 3.7.  Assignment............................   20

                              ARTICLE IV

CORPORATE GOVERNANCE.....................................   20

     Section 4.1.  Representation on the Board
                     and Committees......................   20
     Section 4.2.  Voting................................   22
     Section 4.3.  Corporate Actions.....................   22

                                                          Page
                                                          ----
                               ARTICLE V

CERTIFICATE OF INCORPORATION.............................   24

     Section 5.1.  Certificate of Incorporation..........   24

                               ARTICLE VI

MISCELLANEOUS............................................   24

     Section 6.1.  Survival of Agreement; Term...........   24
     Section 6.2.  Directors' and Officers' Insurance
                     and Indemnification.................   24
     Section 6.3.  Notices...............................   25
     Section 6.4.  Further Assurances....................   26
     Section 6.5.  Binding Effect........................   26
     Section 6.6.  Complete Agreement....................   26
     Section 6.7.  Counterparts..........................   26
     Section 6.8.  Headings..............................   26
     Section 6.9.  Conflict with Bylaws..................   26
     Section 6.10. Governing Law.........................   26
     Section 6.11. Injunctive Relief.....................   27

                            SHAREHOLDERS' AGREEMENT
                            -----------------------

          This Shareholders' Agreement, dated March 30, 1994, is by and among INTERPLAY PRODUCTIONS, INC., a California corporation (the "Company"), MCA INC., a Delaware corporation ("MCA"), and Brian Fargo (the "Individual Shareholder" and with MCA, the "Shareholders").

                                  WITNESSETH:

          WHEREAS, the Company, MCA and the Individual Shareholder have entered into a Stock Purchase Agreement, dated January 25, 1994, pursuant to which, among other things, MCA is purchasing from the Company and the Individual Shareholder an aggregate of 3,041,495 shares of Common Stock, no par value, of the Company;

          WHEREAS, pursuant to and as a condition to the closing of the Stock Purchase Agreement, the Company, MCA and the Individual Shareholder have agreed to enter into this Shareholders' Agreement; and

          WHEREAS, the Company, MCA and the Individual Shareholder desire to enter into this Shareholders' Agreement to provide certain rights and obligations among them;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

          As used in this Shareholders' Agreement, the terms defined below shall have the respective meanings hereinafter specified. Whenever used in this Shareholders' Agreement, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Shareholders' Agreement as a whole and (b) references herein to Sections refer to Sections of this Shareholders' Agreement.

          "Board" shall have the meaning specified in Section 4.1.

          "Common Stock" shall mean the Common Stock of the Company, no par value.

          "Company" shall mean Interplay Productions, Inc., a California corporation.

          "Control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation partnership or other entity (including without limitation, the power to direct the voting of any securities held by such corporation, partnership or other entity), whether through the ownership of the voting securities of such corporation, partnership or other entity, by contract, or otherwise, unless the context indicates otherwise; provided, however, that the ownership of fifty
                             --------  -------
percent (50%) or more of the voting securities of such corporation, partnership or other entity shall in any event be deemed to constitute control.

          "Employee Options" shall have the meaning specified in Section 4.3(a) of the Stock Purchase Agreement.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Incentive Plan" shall have the meaning specified in Section 4.4(ii).

          "Individual Shareholder" shall have the meaning specified in the preamble to this Shareholders' Agreement, and shall include his Permitted Transferees.

          "MCA" shall mean MCA, INC., a Delaware corporation.

          "MCA Designees" shall have the meaning specified in Section 4.2.

          "MCA Options" shall mean the options for the purchase of shares of Common Stock granted pursuant to the Option Agreement.

          "MCA Shareholders" shall mean MCA and its Permitted Transferees.

          "Option Agreement" shall mean the Option Agreement, dated the date hereof, by and among MCA, the Company and the Shareholders listed therein.

          "Permitted Transferees" shall mean individuals or entities to whom or to which shares of Common Stock are transferred in accordance with Section 2.1 hereof.

          "Person" shall have the meaning specified in Section 2.1(b).

          "Proposal" shall have the meaning specified in Section 2.3.

          "Public Offering" shall mean the completion of a sale by the Company of shares of Common Stock pursuant to an effective registration statement under the Securities Act.

          "Purchaser" shall have the meaning specified in Section 2.3.

          "Purchaser Information" shall have the meaning specified in Section
2.3.

          "Registration Statement" shall have the meaning specified in Section 3.1.

          "Restricted Securities" shall have the meaning specified in Section
3.1.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Shareholders" shall mean MCA and the Individual Shareholder, and, subject to the transfer restrictions set forth herein, transferees which acquire Common Stock in accordance with this Shareholders' Agreement, from time to time, and are required by this Shareholders' Agreement to agree to be bound, and agree to be bound, by the terms and conditions hereof (as amended). The term "Shareholder" shall mean any one of the Shareholders and, in the case of a Shareholder who is a natural person, the term "Shareholder" shall also include such Shareholder's legal representatives, executors or administrators when the context so requires.

          "Stock Purchase Agreement" shall mean the stock purchase agreement, dated January 25, 1994, by and among the Company, MCA and the Individual Shareholder.

          "Third Party" shall have the meaning set forth in Section 2.3(b) hereof.

          "Third-Party Investment" shall have the meaning set forth in Section 2.3(b) hereof.

          "Third-Party Shares" shall have the meaning set forth in Section 2.3(b) hereof.

                                  ARTICLE II

                              TRANSFER OF SHARES

          Section 2.1. Transfer to Related Parties. (a) The Individual
                       ---------------------------
Shareholder may transfer shares of Common Stock to a spouse or child of the Individual Shareholder, to a trust for the benefit of a spouse or child of such Individual Shareholder or as required by court order, and, upon the death of an Individual Shareholder, such Individual Shareholder's executors, administrators or legal representatives may transfer shares of the Common Stock to the Individual Shareholder's heirs or legatees without complying with the restrictions of Section 2.3 of this Shareholders' Agreement, so long as the transferee agrees in writing to be bound by the terms and conditions of this Shareholders' Agreement, as amended from time to time.

          (b) The MCA Shareholders may transfer shares of Common Stock to any corporation, partnership or other person or entity (collectively, a "Person"), provided (i) the transferee agrees in writing to be bound by the terms and
--------
conditions of this Shareholders' Agreement, as amended from time to time, and
(ii) one of the following conditions has been met: (x) MCA owns, directly or indirectly, 100% of the outstanding capital stock of the transferee; (y) MCA owns, directly or indirectly, 50% or more of the outstanding capital stock of the transferee and MCA has given the Company 150 days prior notice of any such transfer; or (z) the transfer is made to a transferee controlled by MCA in connection with a corporate reorganization of MCA involving more than $1 billion in assets of MCA. The provisions of this Section 2.1(b) shall apply for a maximum period of two years from and after the date hereof and shall cease to restrict transfers by MCA of any of the shares of Common Stock after the earlier of the second anniversary of the date hereof or the date the Company is first subject to the periodic reporting requirements under the Exchange Act; provided,
                                                                       --------
however,
-------
that nothing in this Section 2.1(b) shall affect the voting restrictions and the rights of first refusal set forth in this Agreement. The MCA Shareholders hereby agree that, before MCA divests itself of control over any transferee hereunder, the MCA Shareholders shall first transfer all of the shares of Common Stock beneficially owned by such transferee to another corporation, partnership or other entity pursuant to the first sentence of this Section 2.1(b).

          Section 2.2. Transfers to Others. (a) Following the earlier of the
                       -------------------
date the Company is first subject to the periodic reporting requirements under the Exchange Act or two (2) years from the date hereof, in addition to transfers permitted by Section 2.1, the Individual Shareholder may transfer shares of Common Stock to any entity or individual, upon complying with the restrictions of Section 2.3 of this Shareholders' Agreement, so long as such transfer is accompanied by an opinion of counsel, satisfactory to the Company and MCA, that such transfer may be effected without registration under the Securities Act and so long as such transferee agrees in writing to be bound by the terms and conditions of this Shareholders' Agreement, as amended from time to time.

          (b) Following the earlier of the date the Company is first subject to the periodic reporting requirements under the Exchange Act or two (2) years from the date hereof, in addition to transfers permitted by Section 2.1, any MCA Shareholder may transfer shares of Common Stock upon complying with the restrictions set forth in Section 2.4 of this Shareholders' Agreement (i) pursuant to a Registration Statement as contemplated by Article III or (ii) pursuant to an opinion of counsel, satisfactory to the Company and MCA, that such transfer may be effected without registration under the Securities Act, so long as such transferee in the case of the foregoing clause (ii) agrees in writing to be bound by the terms and conditions of this Shareholders' Agreement, as amended from time to time.

          Section 2.3. MCA Right of First Refusal. (a) For as long as the MCA
                       --------------------------
Shareholders own 10% of the then outstanding Common Stock and except for the transfer of shares of Common Stock (i) from the Individual Shareholder in connection with the exercise of, and in accordance with the terms of, the MCA Option, (ii) by the Individual Shareholder pursuant to Section 2.1, or (iii) pursuant to subsection (b) of this Section 2.3, the Individual Shareholder may not sell, give or transfer any shares of Common Stock to any other person or entity unless (a) the Individual Shareholder shall have received a written offer (the "Proposal") from a bona fide proposed purchaser of such shares (the "Purchaser"), which Proposal shall remain open and available for acceptance for at least thirty (30) days and provide for the sale of a designated number of shares to the Purchaser (subject only to the rights of MCA under this Section 2.3) at a sales price consisting solely of cash at closing, and containing the written agreement of the Purchaser to be bound by the terms and conditions of this Shareholders' Agreement, as amended from time to time, and (b) the Individual Shareholder shall have first offered such shares of Common Stock to MCA in writing at the price and on the terms specified in the Proposal. Each Proposal shall include the following information ("Purchaser Information"): the name of the Purchaser; the identity of each holder of 10% or more of the equity or voting power of the Purchaser; a description of any agreement or understanding, written or oral, with any Shareholder, the Company, or any affiliate of the Company; and any other information reasonably requested by MCA. From and after the second anniversary of the date hereof, if MCA shall not have exercised each of the MCA Options, MCA shall not be permitted to exercise its right of first refusal under this Section 2.3 unless the price per share at which the Individual Shareholder proposes to sell Common Stock shall be less than $9 per share (adjusted to give effect to any stock splits, reverse stock splits, reclassifications or other similar events occurring after the date hereof), in which case MCA's rights of first refusal under this Section 2.3 shall continue to apply to such proposed sale. Subject to the first sentence of this Section 2.3, the right of first refusal granted to MCA hereunder shall not be transferable or assignable by MCA and may be retained by MCA notwithstanding the transfer of Common Stock by MCA hereunder.

          The offer to MCA shall be open for a period of fifteen (15) calendar days from the date thereof. No exercise of a right of first refusal pursuant to this section shall be effective unless such exercise shall be for the entire number of shares to be sold, given or transferred.

          Unless MCA elects to accept such offer as provided herein, the Individual Shareholder may sell all (but not less than all) of such shares of Common Stock to the Purchaser in accordance with the terms of the Proposal, provided that such sale is made within one hundred twenty (120) days of the date of the Proposal. If such sale is not consummated within such 120-day period, the restrictions provided for herein shall again become effective, and no sale, transfer, or assignment of such Common Stock may be made thereafter without again offering the same to MCA in accordance with this Shareholders' Agreement.

          The Individual Shareholder may pledge or otherwise encumber his Common Stock to secure indebtedness of the Individual Shareholder owing to a bank or other financial institution approved in writing by MCA, which approval shall not be unreasonably withheld; provided, however, that any transferee pursuant to
                          --------  -------
this paragraph shall acquire only a security interest in the Common Stock and the Individual Shareholder shall retain all voting rights to such Stock while pledged or encumbered, and title to such Common Stock shall not pass to such transferee until he or it has first offered such Common Stock to MCA at fair market value. For purposes of this section, fair market value is to be determined by an appraiser selected by MCA and approved by the Individual Shareholder. Any appraiser selected hereto shall be a nationally recognized investment banking firm. The fees of any such appraiser are to be borne by the Individual Shareholder.

          Notwithstanding the foregoing, MCA shall not have any right of first refusal with respect to (i) shares of Common Stock sold by the Individual Shareholder pursuant to Rule 144 under the Securities Act which are sold within the volume limitations set forth in Rule 144(e) or pursuant to Rule 144(k) (provided that any such transferee shall not be bound by the terms of this Shareholders' Agreement) or (ii) shares of Common Stock sold pursuant to the provisions of subsection (b) of this Section 2.3.

          (b) Notwithstanding the provisions of subsection (a) of this Section 2.3, for a period ending on the earlier of (x) the second anniversary of the date hereof and (y) the date of the Company's initial Public Offering, MCA shall not have a right of first refusal in respect of a single investment in shares of Common Stock of the Company by one or more third parties (the "Third Party Investment"), which is not, prior to such investment, affiliated with the Company or the Individual Shareholder (the "Third Party"), so long as the Third-Party Investment meets each of the following conditions:

          (i) the aggregate number of shares of Common Stock to be purchased by the Third Party (the "Third-Party Shares") does not exceed fifteen (15%) percent of the fully diluted outstanding shares of Common Stock of the Company (the term "fully diluted" being used herein to mean after giving effect to (A) the exercise of all then outstanding options, warrants or other then-existing rights to purchase Common Stock, whether or not immediately exercisable, (B) the issuance of shares of Common Stock to MCA and (C) consummation of the Third-Party Investment);

        (ii) the price per share paid by the Third-Party for each of the Third-Party Shares is not less than $8.22 in cash per share; and

       (iii) the Third-Party is not one of the parties listed on Annex A hereto.

          The Individual Shareholder, the Company and MCA further covenant and agree that (i) shares of Common Stock transferred to the Third Party in respect of the first $14 million of the net proceeds to be paid in connection with the Third Party Investment may be sold to the Third Party by the Individual Shareholder and that the proceeds of any such sale may be retained by the Individual Shareholder; (ii) shares of Common Stock transferred to the Third Party in respect of the next $2 million of the net proceeds to be paid in connection with the Third Party Investment shall be issued and sold by the Company and that the proceeds of any such sale shall be retained by the Company; and (iii) shares of Common Stock to be issued or transferred, as the case may be, to the Third Party in respect of any amount in excess of $16 million to be paid in connection with the Third Party Investment shall be issued or transferred and sold by the Company and the Individual Shareholder, respectively, in equal proportions and that the one half of the proceeds of any such sale shall be retained by each of the Company and the Individual Shareholder.

          In connection with the Third-Party Investment, the Company shall be permitted to grant to the Third-Party Investor (i) not more than one (1) seat on the Company's Board of Directors; (ii) piggy-back registration rights which shall be pari passu with those granted to MCA; and (iii) not more than one (1) demand registration right, which shall not be exercisable prior to the second anniversary of the date of this Agreement.

          In the event of any issuance and sale of shares of Common Stock by the Company pursuant to a Third-Party Investment, the Company and the Individual Shareholder agree that, simultaneously with the consummation of any Third-Party Investment, the Company shall issue to MCA, in exchange for the payment by MCA of the aggregate par value, if any, of the Common Stock to be issued to MCA pursuant to this paragraph, such number of shares of Common Stock so that MCA's percentage ownership of the fully diluted outstanding Common Stock following the consummation of the Third-Party Investment is identical to its percentage ownership of the fully diluted outstanding Common Stock immediately prior to such consummation.

          Section 2.4. Individual Shareholder Right of First Refusal. For so
                       ---------------------------------------------
long as the Individual Shareholder owns 10% or more of the then outstanding Common Stock and except for the transfer of shares of Common Stock by MCA pursuant to Section 2.1, MCA may not sell, give or transfer any shares of Common Stock to any other person or entity unless (a) MCA shall have received a Proposal from a Purchaser, which Proposal shall remain open and available for acceptance for at least thirty (30) days and provide for the sale of a designated number of shares to the Purchaser (subject only to the rights of the Individual Shareholder under this Section 2.4) at a sales price consisting solely of cash at closing, and containing the written agreement of the Purchaser to be bound by the terms and conditions of this Shareholders' Agreement, as amended from time to time, and (b) MCA shall have first offered such shares of Common Stock to the Individual Shareholder in writing at the price and on the terms specified in the Proposal. Each Proposal shall include the Purchaser Information and any other information reasonably requested by the Individual Shareholder. For purposes of this paragraph, "MCA" shall be deemed to include the MCA Shareholders.

          The offer to the Individual Shareholder shall be open for a period of fifteen (15) calendar days from the date thereof. No exercise of a right of first refusal pursuant to this section shall be effective unless such exercise shall be for the entire number of shares to be sold, given or transferred.

          Unless the Individual Shareholder elects to accept such offer as provided herein, MCA may sell all (but not less than all) of such shares of Common Stock to the Purchaser in accordance with the terms of the Proposal, provided that such sale is made within one hundred twenty (120) days of the date of the Proposal. If such sale is not consummated within such 120-day period, the restrictions provided for herein shall again become effective, and no sale, transfer, or assignment of such Common Stock may be made thereafter without again offering the same to the Individual Shareholder in accordance with this Shareholders' Agreement.

          MCA may pledge or otherwise encumber its Common Stock to secure indebtedness of MCA or any of its affiliates; provided, however, that any
                                              --------  -------
transferee pursuant to this paragraph shall acquire only a security interest in the Common Stock and MCA shall retain all voting rights to such Stock while pledged or encumbered, and title to such Common Stock shall not pass to such transferee until he or it has first offered such Common Stock to the Individual Shareholder at fair market value. For purposes of this section, fair market value is to be determined by an appraiser selected by the Individual Shareholder and approved by MCA. Any appraiser selected hereto shall be a nationally recognized investment banking firm. The fees of any such appraiser are to be borne by MCA.

          If MCA proposes to sell all or substantially all of its Common Stock in a transaction which would give rise to the Individual Shareholder's right of first refusal under this Section 2.4, then the Individual Shareholder shall have the right to assign his right of first refusal hereunder to the Company.

          Section 2.5.  Legend on Certificates.  Each outstanding certificate
                        ----------------------
representing shares of Common Stock beneficially owned by any Shareholder shall bear an endorsement reading substantially as follows:

          The transfer, sale, gift, pledge or encumbrance of the securities represented by this certificate and the voting rights related thereto (including the grant of an irrevocable proxy) are subject to the provisions of an agreement dated March 28, 1994, among the Interplay Productions, Inc. (the "Company"), MCA Inc. and the Individual Shareholder (as defined therein), a copy of which is on file at the principal executive office of the Company.

          Section 2.6. No Other Transfers; Termination of Restrictions. Except
                       -----------------------------------------------
as permitted by this Article II, none of the Shareholders shall transfer any shares of Common Stock, and any purported transfer not permitted by this Article II shall be void. The provisions of this Article II with respect to shares of Common Stock shall apply equally to any rights or options to purchase Common Stock or securities convertible into or exchangeable for Common Stock.

                                  ARTICLE III

                         REGISTRATION OF COMMON STOCK

          Section 3.1. Piggyback Registration Rights. If at any time while the
                       -----------------------------
Common Stock (shares of Common Stock and any securities issued as a dividend thereon, or in exchange therefor, hereinafter in this Article III referred to as "Restricted Securities") is outstanding, the Company proposes to file a registration statement under the Securities Act (other than on Forms S-4 or S-8 under the Securities Act or their equivalent), with respect to any shares of Common Stock (a "Registration Statement"), it will give written notice, specifying the form and manner of, and all other relevant facts involved in, such proposed registration (including without limitation, the identity of the managing underwriter and the estimated price (net to the seller of any underwriting commissions and discounts) at which the Restricted Securities are expected to be sold), to each of the Shareholders that hold Restricted Securities at least thirty (30) days prior to the date of filing of the proposed Registration Statement. Upon written request by any Shareholder within fifteen
(15) days after receipt of such notice, the Company will include in the securities transaction to be registered by such Registration Statement all of the Restricted Securities of the Company that such Shareholder desires to sell, subject to the following:

          (a) The Company will pay the expense of such registration, except that each holder of Restricted Securities that are included in such registration shall pay all underwriting discounts and commissions applicable to his or its Restricted Securities and all legal fees and expenses of his or its counsel, if any; and

          (b) If such Registration Statement is for a prospective underwritten offering, the holder agrees to sell his or its Restricted Securities, if the Company so requests, on the same basis as the other Restricted Securities being sold under such Registration Statement, including executing a customary underwriting agreement and providing customary representations and warranties thereunder.

          The Company may withdraw any Registration Statement before it becomes effective or postpone the offering of Restricted Securities contemplated by such Registration Statement without any obligation to the holder of any Restricted Securities.

          If such Registration Statement involves an underwritten offering by the Company and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Common Stock proposed to be included in such Registration Statement exceeds the number which can be sold in such offering without materially and adversely affecting the successful marketing thereof, the Company will include in such Registration Statement to the extent of the number of shares of Common Stock which the Company is so advised can be sold in such offering without such material adverse effect (i) first, the shares of Common Stock proposed by the Company to be sold for its own account; (ii) second, the shares of Common Stock proposed to be registered by other shareholders of the Company pursuant to a written demand registration right; and
(iii) third, other shares of Common Stock requested to be included in such Registration Statement pro rata among all Shareholders and other Persons with piggyback registration rights both requesting and entitled to such registration on the basis of the number of such securities requested to be included by such Shareholders.

          Section 3.2. Demand Registration Rights. (a) At any time after the
                       --------------------------
second anniversary of the date hereof, the MCA Shareholders or the Individual Shareholder may demand, by giving the notice set forth below, that the Company file a registration statement under the Securities Act with respect to at least 1,000,000 shares of the Common Stock beneficially owned by the MCA Shareholders or the Individual Shareholder; provided, however, that (x) the MCA Shareholders
                               --------  -------
shall initially be entitled to two (2) demand registrations pursuant to this
Section 3.2 and shall be entitled to one (1) additional demand registration for each exercise by MCA of the MCA Options under the Option Agreement and (y) the Individual Shareholder shall be entitled to a total of four (4) demand registrations pursuant to this Section 3.2; and provided, further, that the MCA
                                                --------  -------
Shareholders nor the Individual Shareholder shall be entitled to more than one
(1) demand registration per calendar year. The notice shall:

            (i) be given in writing by an MCA Shareholder or the Individual Shareholder;

           (ii) set forth the number of shares of Common Stock subject to registration;

          (iii) be accompanied by an opinion of counsel to such MCA Shareholder or the Individual Shareholder that the sale of the number of shares of Common Stock proposed, and on the terms and to the prospective purchasers proposed, must be registered under the Securities Act; and

           (iv) request that the Company effect the registration of the sale of such shares.

          The MCA Shareholders or the Individual Shareholder desiring to sell the shares of Common Stock described in the notice may not offer such shares until the registration of the sale of such shares has been effected (unless such registration is withdrawn or abandoned), and the consummation of any sale pursuant thereto shall be subject to prior compliance by such MCA Shareholders or the Individual Shareholder with Sections 2.4 and 2.3 hereof, respectively (unless the provisions of either Section 2.4 or Section 2.3 are no longer in effect). For purposes of this Section 3.2, if the sale of Common Stock hereunder is underwritten, the MCA Shareholders or the Individual Shareholder shall satisfy their respective obligations under

Section 2.4 or Section 2.3 by: (i) delivering a letter from the managing underwriter or underwriters of the proposed sale, specifying, in good faith, a reasonable estimation of the offering price; (ii) offering all of the shares included in the proposed sale to the MCA Shareholders or the Individual Shareholder pursuant to either Section 2.4 or Section 2.3, in writing at the price specified in the underwriter's letter; and (iii) complying with Section
2.4 or Section 2.3 in all other respects (other than with respect to the provision of the Purchaser Information).

          Upon receipt of a notice from any MCA Shareholders or the Individual Shareholder demanding registration of the sale of such MCA Shareholders' or the Individual Shareholder's shares of Common Stock, the Company shall, subject to the provisions set forth below, use its best efforts to cause a registration statement covering the sale of such MCA Shareholders' or the Individual Shareholder's shares of Common Stock to become effective as soon as possible. The Company's registration of the sale of MCA Shareholders' or the Individual Shareholder's shares of Common Stock shall be subject to the terms and conditions set forth in Subclauses (a) and (b) of Section 3.1 (provided, that
                                                               --------
the word "registration" shall be substituted for the words "Registration Statement" in Subclause (b)). If the MCA Shareholders or the Individual Shareholder shall have given written notice of the exercise of a demand right pursuant to this Section 3.2 and such exercise shall thereafter be withdrawn without any shares of Common Stock having been registered under the Securities Act, the MCA Shareholder or the Individual Shareholder having delivered such notice shall pay the expense of such registration.

          If the Company has given written notice, pursuant to Section 3.1 hereof, to holders of Restricted Securities of its intention to file a Registration Statement, and has not withdrawn such notice, no demand registration notice shall be given under this Section 3.2 until sixty (60) days after the effective date of a Registration Statement prepared pursuant to
Section 3.1.

          The MCA Shareholders' or the Individual Shareholder's demand registrations pursuant to this Section 3.2 shall be assignable to not more than two (2) transferees each of the Common Stock held by any MCA Shareholder or the Individual Shareholder.

          Any MCA Shareholder's or the Individual Shareholder's right to demand registration of any shares of Common Stock pursuant to this Section 3.2 shall terminate on the date that such MCA Shareholder or the Individual Shareholder shall be free to transfer such shares without restrictions as to volume pursuant to Rule 144(k) under the Securities Act.

          (b)  If and whenever the Company is required by the provisions of this
Section 3.2 to use its best efforts to effect the registration of the sale of any of its securities under the Securities Act, the Company shall, as expeditiously as possible:



           (i) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective;

          (ii) cooperate with the MCA Shareholders or the Individual Shareholder, as the case may be, and cooperate with any underwriter who shall sell such shares in connection with its review of the Company;

         (iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for sixty (60) days from the date of its effectiveness and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement for such period;

          (iv) furnish to the MCA Shareholders or the Individual Shareholder, as the case may be, such number of copies of the prospectus forming a part of such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such MCA Shareholders or the Individual Shareholder may reasonably request in order to facilitate the disposition of such securities;

           (v) use its best efforts to register or qualify the securities covered by such registration statement under the "blue sky" laws of such jurisdictions as the MCA Shareholders or the Individual Shareholder, as the case may be, shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable the MCA Shareholders or the individual shareholder, as the case may be, or any underwriter offering such securities for the MCA Shareholders or the Individual Shareholder, as the case may be, to consummate the disposition thereof, during the period provided in subclause (iii) above, in such jurisdictions; provided, however, that in no event shall the
                                   --------  -------
               Company be obligated to qualify to do business in any jurisdiction where it is not then qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by such registration statement in any jurisdictions where it is not then subject;

          (vi) (A) notify the MCA Shareholders or the Individual Shareholder, as the case may be, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus forming a part of such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and (B) at the request of the MCA Shareholders or the Individual Shareholder, prepare and furnish to such of the MCA Shareholders or the Individual Shareholder a reasonable number of copies of any supplement to or any amendment of such prospectus that may be necessary to that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

         (vii) enter into an underwriting agreement in the form then currently in use by major underwriters, and consistent with the provisions of this Section 3.2, with the underwriters of the securities covered by such registration statement.

          In the case of any registration statement filed pursuant to a demand delivered under this Section 3.2, the Company shall be permitted to include in such registration statement a number of shares of common stock which can be sold within the limitations set forth in the next sentence of this paragraph. If such registration statement involves an underwritten offering and the managing underwriter advises the MCA Shareholders or the Individual Shareholder, as the case may be, in writing that, in its opinion, the number of shares of Common Stock proposed to be included in such registration statement exceeds the number which can be sold in such offering without materially and adversely affecting the successful marketing thereof, the Company will include in such registration statement to the extent of the number of shares of Common Stock which the MCA Shareholders or the Individual Shareholder are so advised can be sold in such offering without such material adverse effect (i) first, the shares of Common Stock proposed to be sold by the MCA Shareholders or the Individual Shareholder, as the case may be, and (ii) second, such other shares of Common Stock requested to be included in such registration statement by the Company which, in the opinion of the managing underwriter, would not have the material adverse effect referred to above.

          Anything in this Section 3.2 to the contrary notwithstanding, the Company may defer the filing of any registration statement required under
Section 3.2, or delay the effectiveness of any such registration statement, for a maximum of ninety (90) days from the date on which such registration would otherwise have been filed or become effective, and if the Company shall have filed a Registration Statement to offer shares of Common Stock, as described in
Section 3.1 hereof, for a maximum of sixty (60) days after such Registration Statement shall have been declared effective.

          Section 3.3. Provision of Information. As a condition to the Company's
                       ------------------------
obligations under Section 3.1 or Section 3.2 to cause shares to be included in a Registration Statement, or to be registered, respectively, the holder of any Restricted Securities which are to be included therein shall provide such information and execute such documents (including any reasonable and customary agreement or undertaking relating to expenses, indemnification or other matters contemplated by this Shareholders' Agreement) as may be required by the Company in connection therewith.

          Section 2.4. New Certificates. As expeditiously as possible after the
                       ----------------
effectiveness of any Registration Statement or registration provided for in Sections 3.1 or Section 3.2, respectively, the Company will deliver in exchange for any certificates evidencing Restricted Securities so registered, new stock certificates not bearing the legend set forth in Section 2.5 of this Shareholders' Agreement. In the event that any such securities remain unsold when such Registration Statement or registration ceases to be effective, the stock certificates not bearing such legend evidencing such unsold securities shall be delivered to the Company in exchange for certificates bearing such legend.

          Section 3.5. Indemnification. In connection with any registration of
                       ---------------
securities pursuant to this Shareholders' Agreement, to the extent permitted by law, the Company shall indemnify the MCA Shareholders and the Individual Shareholder and the MCA Shareholders and the Individual Shareholder shall indemnify the Company in the manner provided in this Section 3.5:

          (a) The Company shall indemnify and hold harmless each MCA Shareholder and the Individual Shareholder, each officer and each director, if any, of such MCA Shareholder, the underwriter, if any, for the sale or distribution of such MCA Shareholder's or the Individual Shareholder's securities, and each person, if any, who controls such MCA Shareholder or underwriter, against all losses, claims, damages or liabilities, joint or several, to which such MCA Shareholders, the Individual Shareholder or any such officer, director, underwriter or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or omissions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, subject to Section 3.5(c), the Company shall reimburse each MCA Shareholder, the Individual Shareholder, and any such officer, director, underwriter or controlling person, for any legal or other expenses reasonably incurred by such MCA Shareholder, the Individual Shareholder, and any such officer, director, underwriter or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be
                          --------  -------
     required to indemnify and hold harmless or reimburse the MCA Shareholders, the Individual Shareholder, or any such officer, director, underwriter or controlling person, as the case may be, to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in any document made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such MCA Shareholders, the Individual Shareholder, or any such officer, director, underwriter or controlling person for use in the preparation of such documents.

          (b) Each MCA Shareholder and the Individual Shareholder shall indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company, against all losses, claims, damages or liabilities to which the Company or any such director or officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or omissions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any registration statement, prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, in each case, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by and on behalf of such MCA Shareholder or the Individual Shareholder, as the case may be, for use in the preparation thereof; and, subject to Section 3.5(c), such MCA Shareholder or the Individual Shareholder, as the case may be, shall reimburse the Company for any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating or defending against any such loss, claim, damage, liability or action.

          (c) Within thirty (30) days after receipt by an indemnified party, under (a) or (b) above, of notice of the commencement of any action or proceeding, the indemnified party shall promptly notify the indemnifying party, in writing, that such notice has been received. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability hereunder with respect to the action or proceeding, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action or proceeding is brought against an indemnified party, the indemnifying party shall be entitled to participate in and, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim or proceeding, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, other than reasonable costs of investigation. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or proceeding.

          (d) If the indemnification provided for in this Section shall for any reason be held by a court to be unavailable to an indemnified party under subparagraph (a) or (b) hereof in respect of any loss, claim, damage or liability, or any action or proceeding in respect thereof, then, in lieu of the amount paid or payable under subparagraph (a) or (b) hereof, the indemnified party and the indemnifying party under subparagraph (a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Company, the MCA Shareholders and the Individual Shareholder with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, the MCA Shareholders and the Individual Shareholder from the offering of the securities hereunder. No individual or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
     Act) shall be entitled to contribution from any individual or entity who was not guilty of such fraudulent misrepresentation.

          (e) The indemnification and contribution required by this Section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

          Section 3.6. Standby. Each holder of any Restricted Securities agrees
                       -------
that, with respect to any registration statement under the Securities Act that the Company may file, if requested by the managing underwriter of the sale to be registered or, if such sale is not underwritten, the Company, such holder will not sell any securities of the Company (whether or not such securities are Restricted Securities, and however acquired), other than securities, if any, of such holder included in such registration statement and securities sold to a Permitted Transferee, for a period of at least five (5) days before, and up to one hundred and twenty (120) days after, the date such registration statement is declared effective.

          Section 3.7. Assignment. The registration rights contained in this
                       ----------
Shareholders' Agreement shall be transferable by the holder of any Restricted Securities to any person or entity that acquires such Restricted Securities from such holder (excluding any person or entity that acquires such Restricted Securities in a transaction with respect to which a registration statement under the Securities Act is effective at the time), provided that (a) the transfer of such Restricted Securities is conducted in accordance with this Shareholders' Agreement, and (b) such person or entity agrees, in writing, to be bound by the terms and conditions of this Shareholders' Agreement, as amended from time to time. Pursuant to Section 3.2 of this Shareholders' Agreement, the MCA Shareholders' and the Individual Shareholder's rights to demand registration of the Common Stock shall be assignable to not more than two (2) transferees of each of the MCA Shareholders and the Individual Shareholder of the Common Stock held by any MCA Shareholders or the Individual Shareholder.


                                  ARTICLE IV

                             CORPORATE GOVERNANCE

          Section 4.1. Representation on the Board and Committees. (a) The Board
                       ------------------------------------------
of Directors of the Company (the "Board") shall consist of nine (9) members. Upon consummation of the transactions contemplated by the Stock Purchase Agreement, the Board shall consist of: five (5) designees of the Individual Shareholder; two (2) designees of MCA; and one (1) designee of the Third Party, if any, with one vacancy on the Board to be filled as provided in the following sentence. Upon exercise by MCA of its option to purchase the First Period Shares (as defined in the Option Agreement) under the Option Agreement, MCA shall have the right to fill the vacancy referred to in the immediately preceding sentence with a designee of its choice so that, immediately following the election of such designee, the Board shall consist of: five (5) designees of the Individual Shareholder; three (3) designees of MCA; and one (1) designee of the Third Party, if any. Upon exercise by MCA of its option to purchase the Second Period Shares (as defined in the Option Agreement) under the Option Agreement, one of the Individual Shareholder's designees shall resign from the Board so that, immediately following such resignation, the Board shall consist of: four (4) designees of the Individual Shareholder; three (3) designees of MCA; and one (1) designee of the Third Party, if any, with one vacancy on the Board which shall remain unfilled. Following the exercise by MCA of its option to purchase the Second Period Shares, upon request of the Individual Shareholder, MCA agrees to vote the shares of Common Stock then owned by it to amend the Company's Bylaws to reduce the size of the Board to eight (8) members. In the event that a resolution relating to a matter brought before the Board for a vote of the Board results in an equal number of directors voting in favor of and against such resolution, the Shareholders agree that the Individual Shareholder, as Chairman of the Board, shall cast the deciding vote in favor of or against such resolution, as the case may be, and that such vote shall be deemed to have definitively resolved the matter with respect to which the Board was otherwise at an impasse. The provisions of this Section 4.1(a) are subject to the limitations set forth in the last sentence of Section 4.1(c).

          (b) From and after the date hereof, the Board shall establish a Compensation Committee which shall consist of 3 members, one of whom shall be designated by the MCA Shareholders. The consent of the MCA Shareholders' designee on the Compensation Committee shall be required (i) to grant options under the Incentive Plan (as defined below) to any employee of the Company whose salary exceeds $100,000 per year and (ii) to establish any bonus plan of the Company.

          (c) The Shareholders agree to take all necessary action to provide the MCA Shareholders and the Individual Shareholder with representation on the Board and all committees thereof as set forth in this Section 4.1 and to cause their nominees to vote as required in 4.1; provided that the representation of
                                           --------
the MCA Shareholders on the Board and each such committee shall be no fewer than one member. Such necessary action shall include, but not be limited to, an increase in the size of the Board or any such committee or the removal of incumbent directors or incumbent members of any such committee. The provisions of this Section 4.1 and of Section 4.2 shall terminate upon the date of the Company's initial Public Offering.

          Section 4.2. Voting. In the event that the MCA Shareholders and the
                       ------
holders of shares of Common Stock sold pursuant to any Third-Party Investment together beneficially own, in the aggregate, shares of Common Stock in excess of the shares of Common Stock beneficially owned, in the aggregate, by the Individual Shareholder, then the MCA Shareholders shall only vote such number of shares of Common Stock as, when added to the number of Third-Party Shares, is equal to the number of shares of Common Stock beneficially owned, in the aggregate, by the Individual Shareholders. In the event that a resolution relating to a matter brought to a vote of the Shareholders results in an equal number of votes in favor of and against such resolution, the Shareholders agree that the Individual Shareholder, as Chairman of the Board, shall cast the deciding vote in favor of or against the resolution, as the case may be, and that such deciding vote shall be deemed to have definitely resolved the matter with respect to which the Shareholders were otherwise at an impasse. The voting restrictions set forth in this Section 4.2 will terminate upon the consummation of a Public Offering. To the extent required to enforce the provisions of this Agreement, MCA and the Individual Shareholder hereby grant to the Secretary of the Company an irrevocable proxy to vote the shares of Common Stock held by them as such shares are required to be voted under Section 4.1 hereof and under this
Section 4.2.

          Section 4.3. Corporate Actions. Without the prior written consent of
                       -----------------
MCA, the Company will not:

          (i)  amend or otherwise change its charter or by-laws;

          (ii) issue, sell or agree to or authorize for issuance or sale, shares of any class of its equity securities, other than (A) pursuant to the consummation of the Third Party Investment, if any, (B) pursuant to and in accordance with the terms of Employee Options outstanding on the date hereof, (C) pursuant to options issued to employees of the Company after the date hereof covering a number of shares of Common Stock no greater than and having an average exercise price no less than the number of shares of Common Stock covered by and average exercise price of Employee Options outstanding on the date hereof that expire unexercised, (D) pursuant to options issued to employees of the Company after the date hereof under an option plan approved by MCA authorizing the grant of options in respect of not more than an aggregate of 5% of the outstanding shares of Common Stock (the "Incentive Plan") or (E) pursuant to a Public Offering;

          (iii) issue, sell or agree to or authorize for issuance or sale any securities convertible or exchangeable into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of capital stock of the Company, other than options referred to in clauses (C) and (D) of the foregoing subparagraph (i);

          (iv) effect any reorganization or reclassification of the capital stock of the Company;

          (v) other than pursuant to the agreements between the Company and employees of the Company listed on schedule 4.4 hereto, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock;

          (vi) redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than pursuant to non-cash exercise of options pursuant to options granted pursuant to plans in effect on the date hereof or pursuant to the Buy/Sell Agreements listed on the schedule of exceptions to the Stock Purchase Agreement);

          (vii) enter into any extraordinary corporate transaction such as a merger or sale of all or substantially all of its assets;

          (viii) make any capital expenditure, acquisition or divestiture above $2,500,000;

          (ix) incur any debt in excess of an aggregate of $17,000,000, including currently available credit lines, whether or not the Company shall have borrowed funds pursuant to such credit lines; or

          (x) institute any material change in the overall composition of senior management of the Company; provided, however, that the hiring of, or
                                       --------  -------
     the termination of employment of any single individual by the Company (other than the termination of employment of the Individual Shareholder) shall not require the consent of MCA pursuant to this clause (x).

The provisions of this Section 4.4 shall terminate upon the earlier of (i) such time as the MCA Shareholders beneficially own in the aggregate less than fifteen percent (15%) of the outstanding shares of Common Stock or (ii) the date of consummation of the Company's initial Public Offering. If as of the second anniversary of the date hereof, MCA has not exercised both of the MCA Options, MCA's consent to the actions specified in this Section 4.3 shall not be unreasonably withheld.


                                   ARTICLE V

                         CERTIFICATE OF INCORPORATION

          Section 5.1. Certificate of Incorporation. The Shareholders agree
                       ----------------------------
that, as of the date of this Shareholders' Agreement, the Certificate of Incorporation of the Company shall be as attached hereto as Exhibit A.


                                  ARTICLE VI

                                 MISCELLANEOUS

          Section 6.1. Survival of Agreement; Term. This Shareholders' Agreement
                       ---------------------------
shall not be terminated or amended, nor any provision hereof waived, except by an instrument in writing signed by the Company, MCA and the Individual Shareholder; provided that, without the consent of any party affected no such
             --------
amendment, waiver or termination shall further restrict the transferability of any Common Stock held by such party, impose any obligation on such party, diminish the benefits of such party hereunder or restrict the rights of such party as set forth herein; and provided further that this Shareholders'
                               -------- -------
Agreement shall automatically terminate on the tenth anniversary of the date of this Shareholders' Agreement. Notwithstanding the foregoing, any provision of this Shareholders' Agreement which specifically provides for termination of such provision on an earlier date shall terminate on such other date.

          Section 5.2. Directors' and Officers' Insurance and Indemnification.
                       ------------------------------------------------------
To the extent commercially available, the Board shall consider maintaining directors' and officers' insurance, and each director of the Company shall be covered under such insurance. The Company at all times shall indemnify, defend and hold harmless the directors and officers of the Company against all losses, claims, damages or liabilities to the full extent permitted under California Law or the Company's

Articles of Incorporation or Bylaws in effect at the date hereof (to the extent consistent with applicable law).

          Section 6.3. Notices. All notices to be given by any party hereunder
                       -------
shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three (3) business days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered, when confirmation is received, to the relevant party at its address set forth on the stock ledger of the Company in the case of any Shareholder (excluding the MCA Shareholders) or, in the case of the Company, to it at:

               Interplay Productions, Inc.
               17922 Fifth Avenue
               Irvine, CA  92714
               Attention:  Chuck Camps

               Telecopy:  (714) 252-2820

               with a copy to:

               Stradling, Yocca, Carlson & Rauth
               660 Newport Center Drive
               Newport Beach, CA  92660
               Attention:  Christopher J. Kilpatrick

               Telecopy:  (714) 725-4100

or, in the case of the MCA Shareholders, to them at:

               MCA INC.
               100 Universal City Plaza
               Universal City, CA  91608
               Attention:   Charles S. Paul

               Telecopy:  (818) 777-7180

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019-6188
               Attention:   Pamela S. Seymon

               Telecopy:  (212) 371-1658

The parties may change their respective addresses for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section.

          Section 6.4. Further Assurances. Each shareholder agrees to take, or
                       ------------------
cause to be taken, all such further and other commercially reasonable actions as shall be necessary to make effective the provisions of this Agreement. The Individual Shareholder further covenants and agrees to use his reasonable best efforts to assist in the marketing and consummation of any Public Offering.

          Section 6.5. Binding Effect. This Shareholders' Agreement supersedes
                       --------------
all prior negotiations, statements and agreements of the parties hereto with respect to the subject matter of this Shareholders' Agreement, and shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

          Section 6.6. Complete Agreement. This Shareholders' Agreement
                       ------------------
represents the entire agreement among the Shareholders and the Company with respect to the matters set forth herein, and the parties hereto acknowledge that there have been no representations, warranties, covenants or agreements made by any party hereto other than those contained in this Shareholders' Agreement, the Stock Purchase Agreement and the Option Agreement.

          Section 6.7. Counterparts. This Shareholders' Agreement may be
                       ------------
executed in counterparts, each of which shall be signed by the Company and one or more Shareholders, and all of which are deemed to be one and the same agreement binding upon the Company and each of the Shareholders.

          Section 6.8. Headings. The headings of the various sections of this
                       --------
Shareholders' Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Shareholders' Agreement.

          Section 6.9. Conflict with Bylaws. If and to the extent that any
                       --------------------
provision of this Shareholders' Agreement conflicts with or is inconsistent with any provision of the Bylaws of the Company, such provision of this Shareholders' Agreement shall be controlling and, to the extent practicable, the conflicting or inconsistent provision of the Bylaws shall be construed in a manner consistent with such provision of this Shareholders' Agreement.

          Section 6.10. Governing Law. This Shareholders' Agreement shall be
                        -------------
governed by and construes in accordance with the laws of the State of California, without regard to its conflicts of law doctrine. By execution and delivery of this

Shareholders' Agreement, each of the Shareholders accept, generally and unconditionally, the nonexclusive jurisdiction of the state or federal courts in California, and irrevocably consent to the service of process of any such court in any action or proceeding concerning this Shareholders' Agreement by the mailing of copies of such service by registered or certified mail, postage prepaid, to his or its notice address specified in Section 6.3 hereof, such service to become effective ten (10) days after deposit in the United States mail.

          Section 6.11. Injunctive Relief. Each Shareholder recognizes that in
                        -----------------
the event a Shareholder fails to observe the terms and conditions of this Shareholders' Agreement any remedy at law may prove to be inadequate relief to the Company, MCA and the other Shareholders; therefore, each Shareholder agrees that the Company, MCA and the other Shareholders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

          IN WITNESS WHEREOF, the parties have duly executed this Shareholders' Agreement as of the date first above written.


                                        INTERPLAY PRODUCTIONS, INC.


                                        By: /s/ Brian Fargo
                                           ------------------------------
                                           Brian Fargo
                                           President


                                        MCA INC.


                                        By:______________________________
                                           Charles S. Paul
                                           Executive Vice President



                                        /s/ Brian Fargo
                                        ---------------------------------
                                                    Brian Fargo

          IN WITNESS WHEREOF, the parties have duly executed this Shareholders' Agreement as of the date first above written.


                                             INTERPLAY PRODUCTIONS, INC.


                                             By:
                                                ------------------------------
                                                Brian Fargo
                                                President


                                             MCA INC.


                                             By: /s/ Charles S. Paul
                                                ------------------------------
                                                Charles S. Paul
                                                Executive Vice President




                                             _________________________________
                                                        Brian Fargo

                             INTERPLAY PRODUCTIONS
                               16815 VON KARMAN
                           IRVINE, CALIFORNIA  92606



October 8, 1996



MCA INC.
100 Universal City Plaza
Universal City, California 91608
Attn: Robert Biniaz

     RE:  Amendment to the Shareholders' Agreement

Ladies and Gentlemen:

As you know, Interplay Productions, a California corporation (the "Company") is contemplating the formation of a new wholly-owned subsidiary (the "Subsidiary") for the purpose of conducting its OEM operations. In connection with such formation, the Company may require certain waivers from and consents of MCA INC. ("MCA") pursuant to that certain Shareholders' Agreement dated March 30, 1994, by and among the Company, MCA and Brian Fargo (the "Shareholders' Agreement"). In connection with obtaining such consent from MCA, the Company has agreed to amend the Shareholders' Agreement to include certain restrictions on actions that may be taken in connection with the Subsidiary. This Letter Agreement will evidence such amendments. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Shareholders' Agreement.

Section 4.3 of the Shareholders' Agreement may preclude the Company from forming the Subsidiary and transferring certain assets into such entity. The parties hereby agree that, if the activities of the OEM division are spun off to the Subsidiary, on and after the date on which assets are transferred to the Subsidiary, existing Section 4.3 shall become subsection (a), and a new Section 4.3(b) shall be added which shall read as set forth on Attachment 1 hereto (with "Subsidiary" defined as such Subsidiary).

MCA INC.
October 8, 1996
Page 2


If the above conforms with your understanding of our agreement with respect to these issues, please sign this Letter Agreement where indicated below and return the enclosed copy of this letter to my attention at the Company at your earliest convenience.


                                           Very truly yours,

                                           INTERPLAY PRODUCTIONS


                                           By: /s/ Brian Fargo
                                              ---------------------
                                                 Brian Fargo



                                           /s/ Brian Fargo
                                           ------------------------
                                           Brian Fargo


AGREED AND ACKNOWLEDGED:

MCA INC.


By: /s/ Sanford R. Climan
    --------------------------
        Sanford R. Climan

Name/Title:  Executive Vice President
            -------------------------


cc:   Ruth R. Fisher, Esq.
      Munger, Tolles & Olson

                                 ATTACHMENT 1


     (b)  Without the prior written consent of MCA, the Subsidiary will not:


          (i)    amend or otherwise change its charter or bylaws;

          (ii) issue, sell or agree to or authorize for issuance or sale, shares of any class of its equity securities, other than (A) pursuant to options issued to employees of the Subsidiary after the date hereof under an option plan approved by MCA authorizing the grant of options in respect of not more than an aggregate of 5% of the outstanding shares of Subsidiary common stock or (B) pursuant to a Public Offering;

          (iii) issue, sell or agree to or authorize for issuance or sale any securities convertible or exchangeable into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of capital stock of the Subsidiary, other than options referred to in clause (A) of the foregoing subparagraph (ii);

          (iv) effect any reorganization or reclassification of the capital stock of the Subsidiary;

          (v) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock unless, at the time of the record date and of the payment date related thereto, the Subsidiary is wholly-owned by the Company;

          (vi) redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than pursuant to non-cash exercise of options pursuant to options granted pursuant to plans approved by MCA);

          (vii) enter into any extraordinary corporate transaction such as a merger or sale of all or substantially all of its assets;

          (viii) make any capital expenditure, acquisition or divestiture above $2,500,000; or

          (ix) incur any debt in excess of an aggregate (together with the Company) of $17,000,000, including currently available credit lines, whether or not the Company or Subsidiary shall have borrowed funds pursuant to such credit line.

In addition to the foregoing, MCA shall be entitled to have access to and to make copies of such books and records of the Subsidiary related to the Subsidiary's business, operations and affairs, as MCA shall request from time to time, provided MCA shall not be entitled to access or copies in excess of that access and information required to be provided to a director of the Subsidiary under applicable law.

     The provisions of this Section 4.3(b) shall terminate upon the earlier of
(i) such time as the MCA Shareholders beneficially own in the aggregate less than fifteen percent (15%) of the outstanding shares of Common Stock or (ii) the date of consummation of the Company's initial Public Offering.

                            UNIVERSAL STUDIOS, INC.
                           100 Universal City Plaza
                       Universal City, California  91608


                                March 20, 1998

Interplay Productions
16815 Von Karman Avenue
Irvine, California  92606

Mr. Brian Fargo
Interplay Productions
16815 Von Karman Avenue
Irvine, California  92606

          Re:  Shareholders' Agreement
               -----------------------

          Reference is made herein to the Shareholders' Agreement, dated as of March 30, 1994 (the "Agreement"), by and among Interplay Productions, a California corporation (the "Company"), Universal Studios, Inc., a Delaware corporation ("Universal" and, formerly, MCA Inc.), and Brian Fargo ("Fargo").

          WHEREAS, the Company is currently contemplating an initial public offering of shares of its common stock pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended ("IPO");

          WHEREAS, in connection with the contemplated IPO, the Company intends to re-incorporate in the State of Delaware (as so re-incorporated, "Interplay Delaware");

          WHEREAS, upon such re-incorporation, Interplay Delaware will continue to be bound by the terms and conditions of all of the Company's agreements, including, without limitation, the Agreement;

          WHEREAS, pursuant to Section 4.1 of the Agreement, the Board of Directors of the Company (the "Board") is set at nine (9) members, and Universal has the right to designate three (3) members to the Board;

          WHEREAS, rights under the Agreement to designate members to the Board will terminate upon consummation of an IPO;

          WHEREAS, in contemplation of the IPO, the Company desires to reduce the number of members on the Board to seven (7), and such Board will be the Board of Directors of Interplay Delaware upon consummation of the IPO; and

          WHEREAS, the parties hereto desire to amend Fargo's rights of first refusal under the Agreement to allow Universal to make transfers pursuant to Rule 144 under the Securities Act of 1933, as amended;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

          1. Subject to the terms and conditions set forth herein, the parties hereto agree that the number of members on the Board may be reduced to seven
(7), that Universal shall have the right to designate two (2) members of such Board, and that Fargo shall have the right to designate three (3) members of such Board.

          2.   The following paragraph shall be added as the last paragraph of
Section 2.4 of the Agreement:

          Notwithstanding the foregoing, the Individual Shareholder shall not have any right of first refusal with respect to shares of Common Stock sold by MCA pursuant to Rule 144 under the Securities Act which are sold within the volume limitations set forth in Rule 144(e) or pursuant to Rule 144(k) (provided that any such transferee shall not be bound by the terms of this Shareholders' Agreement).

          3. Universal consents to the re-incorporation of the Company in Delaware; provided, that, upon consummation of the IPO, Interplay Delaware's (i)
          --------
certificate of incorporation shall provide for cumulative voting in the elections of directors of Interplay Delaware and shall set the number of members on the Board between seven (7) and nine (9), and (ii) bylaws shall set the initial number of members on the Board at seven (7), shall provide that such number shall be set from time to time by a resolution by a unanimous vote of directors then serving, and shall not require a nomination process in the election of members to the Board at annual meetings of the stockholders; provided, further, that so long as Universal owns greater than ten percent (10%)
--------  -------
of the issued and outstanding shares of common stock of Interplay Delaware, Fargo shall not (a) make a shareholder proposal to eliminate such cumulative voting rights or amend any provisions of Interplay Delaware's certificate of incorporation or bylaws relating to the number of members on the Board or the procedures by which such members are elected, or (b) vote any shares of common stock of Interplay Delaware in favor of any such proposal. Furthermore, the Company and Fargo acknowledge and agree that the Agreement, as amended by the terms of this letter agreement, shall continue in full force and effect after such re-incorporation, and that Interplay Delaware shall be the successor to the Company and shall succeed to the Company's rights and obligations thereunder and hereunder.

          4. The provisions of Section 1 of this letter agreement shall terminate on the earlier of (i) July 30, 1998 and (ii) the consummation of an IPO by Interplay Delaware. For purposes of clarification, the parties hereto acknowledge and agree that neither Fargo nor Universal has waived any of its rights under the Agreement except to the extent expressly set forth herein, and that if an IPO by Interplay Delaware is not consummated on or prior to July 30, 1998, each of Universal and Fargo shall have the right to cause, and upon any such party's request, each of the parties hereto shall use its best efforts to cause, Interplay Delaware to take promptly all actions necessary or desirable to comply with the terms and conditions of the Agreement, including, without limitation, Section 4.1 thereof pursuant to which the number of members on the Board is to be set at nine (9), of which Universal has the right to designate three (3).

          Please confirm your agreement to the above by executing and returning a copy of this letter to Universal. Thank you.

                                         Very truly yours,

                                         UNIVERSAL STUDIOS, INC.


                                         By:   /s/ BRIAN C. MULLIGAN
                                               -----------------------------
                                               Name:  Brian C. Mulligan
                                               Title: Vice President

AGREED AND ACCEPTED:
--------------------

INTERPLAY PRODUCTIONS


By:  /s/ CHRISTOPHER J. KILPATRICK
     --------------------------------
     Name:  Christopher J. Kilpatrick
     Title: President

BRIAN FARGO


         /s/ BRIAN FARGO
-------------------------------------